Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 13, 2009 relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Reports to Shareholders of Multimanager Aggressive Equity Portfolio and Multimanager Health Care Portfolio (each a portfolio of AXA Premier VIP Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Plan of Reorganization and Termination” in such Registration Statement and under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated May 1, 2009, which are also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 22, 2009